EXHIBIT 2
                                VOTING AGREEMENT


     This VOTING AGREEMENT, dated March 21, 2003 (this "Agreement"), by and among Evergreen Solar, Inc., a Delaware corporation (the "Company") and each of the Stockholders listed on the signature pages hereof (each, a "Stockholder" and, collectively, the "Stockholders"). Unless otherwise provided in this Agreement, capitalized terms used herein have the respective meanings given to them in that certain Stock and Warrant Purchase Agreement, dated as of even date herewith (the "Purchase Agreement"), among Perseus 2000, L.L.C. ("Perseus"), Nth Power Technologies Fund II, LP ("Nth Power II"), Nth Power Technologies Fund II-A, LP ("Nth Power II-A" and together with Nth Power II, "Nth Power"), RockPort Capital Partners, L.P. ("Rockport"), RP Co-Investment Fund, I ("RP Co-Investment"), Micro-Generation Technology Fund, LLC ("Micro-Generation"), UVCC Fund II ("UVCC II"), UVCC II Parallel Fund, L.P. ("UVCC II Parallel" and together with Micro-Generation and UVCC II, "Arete Funds"), Caisse de depot et placement du Quebec ("CDP"), CDP Capital - Technology Ventures U.S. Fund 2002 L.P. ("CDP Capital"), Beacon Power Corporation ("Beacon"), Massachusetts Technology Park Corporation ("MTPC"), Zero Stage Capital VII, L.P. ("Zero Stage"), Zero Stage Capital (Cayman) VII, L.P. ("Zero Stage Cayman"), Zero Stage Capital SBIC VII, L.P. ("Zero Stage SBIC"), IMPAX Environmental Markets plc ("Impax"), Merrill Lynch New Energy Technology Fund ("Merrill Lynch New Energy Fund"), MLIIF New Energy Fund ("MLIIF"), PNE Invest Limited ("PNE"), Odyssey Fund ("Odyssey"), SAM Private Equity Energy Fund LP ("SAM Energy Fund"), SAM Sustainability Private Equity LP ("SAM Private Equity") and SAM Smart Energy ("SAM Smart Energy" and together with Perseus, Nth Power, Rockport, RP Co-Investment, Arete Funds, CDP, CDP Capital, Beacon, MTPC, Zero Stage, Zero Stage Cayman, Zero Stage SBIC, Impax, Merrill Lynch New Energy Fund, MLIIF, PNE, Odyssey, SAM Energy Fund, SAM Private Equity and SAM Smart Energy, the "Purchasers").

     WHEREAS, pursuant to the Purchase Agreement, the Company has agreed to issue and sell (i) to the Purchasers, an aggregate of [________] shares of Series A Convertible Participating Preferred Stock, par value $0.01 per share, of the Company (the "Series A Preferred Stock") and (ii) to Beacon, the Beacon Warrant;

     WHEREAS, the Third Amended and Restated Certificate of Incorporation of the Company must be amended (i) to increase the amount of the Company's authorized preferred stock, so that a sufficient number of shares will be available for issuance of the Series A Preferred Stock and (ii) to increase the amount of the Company's authorized common stock, par value $0.01 per share (the "Common Stock"), so that a sufficient number of shares will be available for issuance upon conversion of the Series A Preferred Stock and the exercise of the Beacon

Warrant ((i) and (ii) of this paragraph are collectively referred to herein as the "Charter Amendment");

     WHEREAS, the Purchase Agreement contemplates that on or before the Closing Date, the Board of Directors of the Company (the "Board") shall be comprised of eight (8) directors and the Company shall have caused (i) one representative designated by Perseus, (ii) one representative designated by Nth Power, (iii) one representative designated by Rockport, (iv) one representative designated by Micro-Generation and (v) one representative designated by CDP to be elected to the Board by the stockholders of the Company at the Stockholders Meeting (the "Director Elections), unless the appointment of such designees is accomplished by resolution of the Board outside of the Stockholders Meeting;

     WHEREAS, the rules and regulations of the Nasdaq National Market ("NASDAQ") will limit or prohibit (i) the issuance of the Series A Preferred Stock (the "Preferred Stock Issuance") and (ii) the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock and exercise of the Beacon Warrant (the "Common Stock Issuance") unless and until the stockholders of the Company have voted to approve such Preferred Stock Issuance and Common Stock Issuance as required by NASDAQ (together with the stockholder vote to approve the Charter Amendment and the Director Elections, the "Stockholder Vote");

     WHEREAS, it is a condition to the Purchasers' obligations under the Purchase Agreement that the Company and the Stockholders enter into this Agreement for the purpose of setting forth the terms and conditions pursuant to which the Stockholders will vote all their (i) shares of Common Stock now owned or that may hereafter be acquired (whether upon the exercise of warrants or options or otherwise) by such Stockholder (the "Owned Stock") and (ii) options and rights to purchase Common Stock and any other shares of voting capital stock of the Company now owned or that may hereafter be acquired by such Stockholder (collectively with the Owned Stock, the "Shares"); and

     WHEREAS, in order to induce the Purchasers to enter into the Purchase Agreement, (i) the Purchasers have requested that the Stockholders, and such Stockholders have agreed to, enter into this Agreement with respect to all of the Shares that such Stockholders beneficially own and (ii) the Stockholders and the Company acknowledge that each of the Purchasers is a third party beneficiary of this Agreement.

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                        VOTING AGREEMENT; GRANT OF PROXY;

     Section 1.01. Voting Agreement. Each Stockholder hereby agrees that during the time this Agreement is in effect to vote all Shares that such Stockholder is entitled to vote to approve (i) the Charter Amendment, (ii) the Director Elections, (iii) the Preferred Stock Issuance, (iv) the Common Stock Issuance and (v) any other matters relating to the transactions contemplated by the Purchase Agreement requiring a stockholder vote, at any meeting of the stockholders of the Company, and at any adjournment thereof, and on any other occasion in respect of which the consent of such Stockholder with respect to its Shares may be given or may be requested or solicited by the Company or the Purchasers, whether at a meeting or pursuant to the execution of a written consent or otherwise, for all purposes in connection with any of the foregoing matters. Each Stockholder hereby agrees that during the time this Agreement is in effect it will not vote any Shares in favor of the approval of any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Purchase Agreement, including the issuance of the Series A Preferred Stock and the Beacon Warrant.

     Section 1.02. Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to its Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing each of Mark A. Farber and Richard G. Chleboski (each, an "Attorney-in-Fact") as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power solely in the manner contemplated by
Section 1.01 above as either Attorney-in-Fact or its proxy or substitute shall, in such Attorney-in-Fact's sole discretion, deem proper with respect to such Stockholder's Shares. The proxy granted by each Stockholder pursuant to this
Article 1 is coupled with an interest, is irrevocable and is granted in consideration of the Purchasers entering into the Purchase Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

     Each Stockholder, severally and not jointly, represents and warrants to the Company and the Purchasers that:

     Section 2.01. Authorization; Capacity. The execution, delivery and performance by such Stockholder (if not an individual) of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers (corporate or otherwise) of such Stockholder and have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. Such Stockholder (if an individual) has the legal capacity to enter into this Agreement. This Agreement constitutes a valid and binding Agreement of such Stockholder.

     Section 2.02. Non-contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the constituent documents, if any, of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder.

     Section 2.03. Ownership Of Shares. Such Stockholder is, as of the date hereof, the record and beneficial owner of the Shares set forth opposite the name of such Stockholder on Schedule 2.03 hereto, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. Except for the Shares set forth opposite the name of such Stockholder on Schedule 2.03 hereto, as of the date hereof, such Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

     Section 2.04. Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from any person other than such Stockholder in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

                                   ARTICLE 3
                            COVENANTS OF STOCKHOLDERS

     Each Stockholder hereby covenants and agrees that:

     Section 3.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, during the term of this Agreement, such Stockholder shall not directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of its Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any of its Shares, except in connection with prearranged sales under 10b-5 plans..

                                   ARTICLE 4
                                  MISCELLANEOUS

     Section 4.01. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

                  if to the Company:

                  Evergreen Solar, Inc.
                  259 Cedar Hill Street
                  Marlboro, MA  01752
                  Telecopy:  (508) 357-2279
                  Attention:  Mark A. Farber

                  with a copy to:

                  Testa, Hurwitz & Thibeault, LLP
                  125 High Street
                  Boston, MA  02110
                  Telecopy:  (617) 248-7100
                  Attention:  Lawrence A. Gold, Esq.

                  and

                  the address set forth under each Purchaser's name on Schedule
                  2.1 of the Purchase Agreement

                  and

                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                  1285 Avenue of the Americas
                  New York, NY 10019-6064
                  Telecopy:  (212) 757-3990
                  Attention:  Bruce A. Gutenplan, Esq.

                  if to the Stockholders:

                  to the address set forth under each Stockholder's name on
                  Schedule 2.03 hereto
                  with a copy to:

                  the address set forth under each Purchaser's name on Schedule
                  2.1 of the Purchase Agreement

                  and

                  Paul, Weiss, Rifkind, Wharton & Garrison LLP
                  1285 Avenue of the Americas
                  New York, NY 10019-6064
                  Telecopy:  (212) 757-3990
                  Attention:  Bruce A. Gutenplan, Esq.

     All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 4.01 designate another address or Person for receipt of notices hereunder.

     Section 4.02. Successors and Assigns; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. No provision of this Agreement is intended to confer upon any person, other than the parties hereto and the Purchasers, any rights or remedies hereunder. The parties hereto acknowledge that each of the Purchasers is a third party beneficiary of this Agreement and shall be entitled to enforce the provisions hereof as if it were a party hereto.

     Section 4.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement and the Purchasers or in the case of a waiver, by the party against whom the waiver is to be effective and the Purchasers. This Agreement shall terminate upon the earlier of (i) the termination of the Purchase Agreement in accordance with its terms and (ii) the occurrence of the Stockholder Vote.

     Section 4.04. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The parties hereto confirm that any facsimile copy of another party's executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

     Section 4.05. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     Section 4.06. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably submit to the non-exclusive jurisdiction of any state or federal court sitting in the County of New York, in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 4.07. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     Section 4.08. Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

     Section 4.09. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

     Section 4.10. Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

     Section 4.11. Expenses. Except as otherwise provided in the Purchase Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     Section 4.12. Specific Performance. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement or the Purchasers, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    COMPANY:


                                    EVERGREEN SOLAR, INC.


                                    By:  /s/ Mark A. Farber
                                         ----------------------------------
                                         Name:  Mark A. Farber
                                         Title:  President and Chief
                                                  Executive Officer


                                    STOCKHOLDERS:


                                    /s/ Richard G. Chleboski
                                    --------------------------------------
                                    Richard G. Chleboski





                                    /s/ Mark A. Farber
                                    -------------------------------------
                                    Mark A. Farber





                                    /s/ Robert W. Shaw, Jr.
                                    -------------------------------------
                                    Robert W. Shaw, Jr.





                                    /s/ Jack Hanoka
                                    -------------------------------------
                                    Jack Hanoka

                                    HANOKA EVERGREEN LIMITED PARTNERSHIP


                                    By:  /s/ Jack Hanoka
                                         --------------------------------
                                         Name:  Jack Hanoka
                                         Title:  V.P. - C.T.O.


                                    WILLRICH 1995 TRUST


                                    By:  /s/ Willrich 1995 Trust,
                                         --------------------------------
                                         Mason Willrich, Trustee
                                         Name:  Mason Willrich
                                         Title:  Trustee


                                    NTH POWER TECHNOLOGIES FUND LP

                                    By:  Nth Power LLC, its General Partner


                                    By:  /s/ Tim Woodward
                                         --------------------------------
                                        Name:  Tim Woodward
                                        Title: Managing Director


                                    NTH POWER TECHNOLOGIES FUND I, LP

                                    By:  Nth Power LLC, its General Partner


                                    By:  /s/ Tim Woodward
                                         --------------------------------
                                         Name: Tim Woodward
                                         Title: Managing Director

                                    MICRO-GENERATION TECHNOLOGY FUND, LLC


                                    By:  Arete Corporation, Manager

                                    By:  /s/ Robert W. Shaw, Jr.
                                         --------------------------------
                                         Name:    Robert W. Shaw, Jr.
                                         Title:   President


                                    UVCC FUND II

                                    By:  Arete Venture Investors II, L.P.


                                    By:  /s/ Robert W. Shaw, Jr.
                                        --------------------------------
                                         Name:    Robert W. Shaw, Jr.
                                         Title:   General Partner


                                    UVCC II PARALLEL FUND, L.P.

                                    By:  Arete Ventures L.P. III


                                    By:  /s/ Robert W. Shaw, Jr.
                                        --------------------------------
                                         Name:    Robert W. Shaw, Jr.
                                         Title:   General Partner


                                    Utech Climate Challenge Fund, L.P.

                                    By:  Arete Climate Chellenge Partners, LLC


                                    By:  /s/ Robert W. Shaw, Jr.
                                        --------------------------------
                                         Name:    Robert W. Shaw, Jr.
                                         Title:   Managing Member


                                    UTECH VENTURE CAPITAL CORPORATION





                                    By:  /s/ Robert W. Shaw, Jr.
                                        --------------------------------
                                         Name:    Robert W. Shaw, Jr.
                                         Title:   President

                                  SCHEDULE 2.03



                                                              NUMBER OF
                                     NUMBER OF                SHARES OF               NUMBER OF        NUMBER OF
                                     SHARES OF              COMMON STOCK              SHARES OF       SHARES OF
                                      COMMON      NUMBER OF  ISSUABLE ON   NUMBER OF COMMON STOCK    OTHER VOTING
                                      STOCK       WARRANTS    EXERCISE OF  WARRANTS  EXERCISE OF    CAPITAL STOCK   TOTAL
  NAME AND ADDRESS OF STOCKHOLDER     OWNED        OWNED      WARANTS       OWNED      OPTIONS         OWNED       SHARES
----------------------------------------------------------------------------------------------------------------------------

Richard G. Chleboski                  186,629        0          0          132,011       132,011         0         318,640
35 Granite Street
Medway, MA  02053

Mark A. Farber                        184,807        0          0          177,657       177,657         0         362,464
212 Greenwood St.
Newton, MA  02459

Hanoka Evergreen
 Limited Partnership                  138,568        0          0             0             0            0         138,568
107 York Terrace
Brookline, MA  02446

Robert W. Shaw, Jr.                   108,469        0          0          23,000        23,000          0         131,469
c/o Arete Corporation
Box 1299
Center Harbor, NH  03226

Jack Hanoka                            67,099        0          0          123,541       123,541         0         190,640
107 York Terrace
Brookline, MA  02446



                                                              NUMBER OF
                                     NUMBER OF                SHARES OF               NUMBER OF        NUMBER OF
                                     SHARES OF              COMMON STOCK              SHARES OF       SHARES OF
                                      COMMON      NUMBER OF  ISSUABLE ON   NUMBER OF COMMON STOCK    OTHER VOTING
                                      STOCK       WARRANTS    EXERCISE OF  WARRANTS  EXERCISE OF    CAPITAL STOCK   TOTAL
  NAME AND ADDRESS OF STOCKHOLDER     OWNED        OWNED      WARANTS       OWNED      OPTIONS         OWNED       SHARES
----------------------------------------------------------------------------------------------------------------------------


Willrich 1995 Trust                    18,503        0          0             0             0            0          18,503
c/o Mason Willrich Trustee
38 Dudley Court
Piedmont, CA  94611

Nth Power Technologies Fund I L.P.   1,016,914       0          0             0             0            0        1,016,914
50 California Street, Ste 840
San Francisco, CA  94111

Utech Climate Challenge Fund L.P.      110,854       0          0             0             0            0         110,854
c/o Arete Corporation
Box 1299
Center Harbor, NH  03226

Utech Venture Capital Corporation     483,555        0          0             0             0            0         483,555
c/o Arete Corporation
P.O. Box 1299
Center Harbor, NH  03226

Micro-Generation Technology
  Fund, LLC                            24,336        0            0           0             0            0          24,336
c/o Arete Corporation
P.O. Box 1299
Center Harbor, NH  03226

UVCC Fund II                          110,854        0            0           0             0            0         110,854
c/o Arete Corporation
Box 1299
Center Harbor, NH  03226

UVCC II Parallel Fund L.P.
c/o Arete Corporation                 110,854        0            0           0             0            0         110,854
Box 1299
Center Harbor, NH  03226

